Exhibit 99.1

Critical Therapeutics Reports First Quarter 2006 Financial Results and
          Announces Reductions to Operating Expense Guidance

    LEXINGTON, Mass.--(BUSINESS WIRE)--May 4, 2006--

    Investment in Zileuton Controlled-Release Program Continues in Support of Anticipated 2007 Launch

    Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the quarter ended March 31, 2006. The Company also announced that it is undertaking a comprehensive review of its cost structure to reduce expenses for 2006 and 2007. These reductions should provide additional capital to support the anticipated 2007 launch of the controlled-release (CR) formulation of zileuton.
    For the three months ended March 31, 2006, the Company posted a net loss of $16.7 million, or $0.49 per share, based on approximately
34.1 million weighted average shares outstanding. This compares with a net loss of $9.1 million, or $0.38 per share, for the same period in 2005, based on approximately 23.9 million weighted average shares outstanding. Financial results for the first quarter of 2006 reflect the adoption of Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), related to employee stock-based compensation expense.
    Cash and short-term investments as of March 31, 2006 totaled $64.6 million, compared with $82.8 million at December 31, 2005. Net cash used in the first quarter of 2006 was $18.2 million, in line with the Company's previous guidance of $18 million to $20 million.

    Recent Highlights

    Since the end of the fourth quarter of 2005, Critical Therapeutics has:

    --  Reached agreement with the U.S. Food and Drug Administration
        (FDA) on stability requirements for the submission of its New Drug Application (NDA) for zileuton CR tablets. The FDA has accepted the Company's proposal to submit the NDA with six months of primary and accelerated stability data and provide additional stability data during the review period without impacting the action date.

    -- Completed two definitive pharmacokinetic studies comparing the bioavailability of zileuton CR tablets and ZYFLO(R) (zileuton tablets) in healthy volunteers to the historical data on zileuton CR. The Company believes the CR formulation represents a more convenient twice-daily dosing regimen for patients. These studies, together with results from previously completed pivotal studies, will form the basis of the Company's NDA for approval of the CR formulation. Critical Therapeutics expects to submit the NDA in August 2006.

    -- Initiated a Phase I/II trial of the intravenous (IV) formulation of zileuton. This trial is designed to assess the safety, tolerability and pharmacokinetics of zileuton IV in 60 patients with asthma. Zileuton IV is initially being developed for use in patients who suffer acute exacerbations of asthma that lead to emergency room visits. The Company expects to report results, including preliminary efficacy, of the trial in the third quarter of 2006.

    -- Appointed Dana Hilt, M.D. as Senior Vice President of Clinical Development and Chief Medical Officer. Dr. Hilt was most recently Senior Vice President and Chief Medical Officer at Ascend Therapeutics, Inc., a biopharmaceutical company based in Herndon, Virginia. Dr. Hilt received his medical degree from Tufts University School of Medicine.

    -- Presented two scientific posters at the American College of Allergy, Asthma & Immunology (AAAAI) 2006 Annual Meeting in Miami Beach, Florida. The data presented were generated from retrospective analyses of two pivotal safety and efficacy studies of ZYFLO in 966 asthma patients.

    "ZYFLO continued to build momentum among patients and physicians in the first quarter," said President and Chief Executive Officer Paul Rubin, M.D. "Since the beginning of the year, the cumulative number of prescriptions filled has increased more than 300 percent from 2,060 to 8,535 and the cumulative number of physicians prescribing ZYFLO has increased 174 percent from 660 to 1,806.
    "We also are encouraged by the FDA's decision to allow us to submit our NDA for zileuton CR with an initial six months of stability data and amend our application with additional data during the review process. This decision keeps us on track to launch the drug in 2007, pending regulatory approval," Dr. Rubin said.

    Financial Results for the Three Months Ended March 31, 2006 and
2005

    Revenue for the three months ended March 31, 2006 was $2.3 million, compared with $1.4 million for the same period in 2005. Sales of ZYFLO accounted for approximately $1.0 million of revenue in the first quarter of 2006, compared with $387,000 in the fourth quarter of 2005 - its first quarter on the market. Critical Therapeutics continued to recognize revenue from its ongoing HMGB1 collaboration with MedImmune, Inc. and from its license agreement with Beckman Coulter, Inc. to develop diagnostic assays.
    For the period October 2005 through March 31, 2006, shipments of ZYFLO to wholesalers, third-party distributors and pharmacies totaled approximately $3.1 million, net of returns. The Company is recognizing revenue from product sales when a prescription has been filled, rather than when the product is shipped to third parties. This accounting treatment resulted in approximately $1.0 million being recorded as net product sales in the first quarter of 2006 and $1.4 million remaining as deferred product revenue on the Company's balance sheet at March 31, 2006.
    Total operating expenses for the three months ended March 31, 2006 increased to $19.7 million, compared with $10.8 million for the same period in 2005. The increase in operating expenses resulted principally from changes in the following areas:

    -- In the first quarter of 2006, cost of products sold totaled $504,000. Included in the cost of products sold was approximately $144,000 related to the write-down of certain ZYFLO inventory that was nearing its expiration date.

    -- Research and development (R&D) expenses totaled $9.4 million in the first quarter of 2006 compared with $6.6 million for the same period in 2005. The increase in R&D expenses resulted primarily from increased manufacturing costs related to the twice-daily, CR tablet formulation of zileuton.

    -- Sales and marketing expenses totaled $6.9 million in the first quarter of 2006 compared with $1.2 million in the first quarter of 2005. This increase is related to the commercial launch of ZYFLO, including costs associated with the sales force, product samples, marketing and promotional materials.

    -- Stock-based compensation expense for the quarter ended March 31, 2006 totaled $1.4 million, which included the adoption of SFAS 123(R). In the first quarter of 2005, stock-based compensation expense totaled $318,000 under previous accounting rules.

    Pipeline Update

    The Company's development programs, which are focused on modulating cytokine response, continue to progress:

    -- HMGB1 Program: Critical Therapeutics expects its collaborative efforts with MedImmune to result in the selection of a clinical candidate in 2006.

    -- CTI-01 Program: The Company is analyzing the safety and efficacy data from the 102 patients who received study medication in the Phase II proof-of-concept trial of the anti-inflammatory compound CTI-01. The double-blind, randomized, placebo-controlled study was conducted in patients at risk of complications, including organ damage, while undergoing cardiac surgery involving the use of the cardiopulmonary bypass machine. The Company discontinued the trial in March 2006 and expects to report results in the second half of 2006.

    -- Alpha-7 Program: The Company is conducting preclinical pharmacology studies of multiple novel compounds derived from its internal discovery efforts in anticipation of identifying a clinical candidate in 2007.

    Financial Guidance

    After a preliminary review of its operating budget, the Company has identified approximately $15 million to $20 million in potential cost reductions for 2006, which it expects to finalize and implement by the end of the second quarter of 2006. The Company anticipates these reductions to come primarily from lower spending on early stage discovery and research programs, reduced headcount and a deferral of certain manufacturing initiatives. In addition, during the last six weeks, the Company has been evaluating all sales territories for performance and market potential and has identified 15 territories for consolidation or elimination, bringing the sales force to 65 representatives, down from 80 representatives. Through the end of the first quarter, the top 65 territories accounted for 94 percent of total prescription volume.
    "Implementing these changes better aligns our existing cost structure with current sales trends for ZYFLO," said Dr. Rubin. "This strategy is designed to allow us to allocate more of our cash resources toward the launch of zileuton CR and still maintain our marketing efforts for ZYFLO. We believe that adequately investing in product opportunities, such as zileuton CR, will provide long-term value for our shareholders. In addition, these cost savings allow us to focus our resources on programs that provide opportunities to bring in additional capital through business development activities."
    Critical Therapeutics expects net cash expenditures of $13 million to $16 million in the second quarter of 2006, excluding the impact of any restructuring costs. Net cash expenditures are expected to decrease in each of the remaining quarters in 2006 as a result of the lower cost base following the cost reductions and the anticipated increase in revenues from sales of ZYFLO. Revenue from sales of ZYFLO will continue to be recognized based on prescriptions filled during the second quarter, net of any discounts or rebates.
    For the year ending December 31, 2006, the Company now expects research and development expenses to be between $30 million and $35 million, sales and marketing expenses to be between $19 million and $21 million, and general and administrative expenses to be between $11 million and $13 million. These estimates for 2006 include the impact of expensing stock options to employees under SFAS 123(R). The non-cash charges related to stock-based compensation expense for employees and non-employees are projected to be approximately $5 million for 2006.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's first quarter 2006 financial results, strategy, upcoming milestones and financial guidance. Investors and other interested parties can access the call as follows:



    Date:                Thursday, May 4, 2006
    Time:                5:00 p.m. ET
    Dial-in:             (800) 406-5345 (domestic)
                         (913) 981-5571 (international)
    Conference ID:       7161304

    Webcast Information: www.crtx.com


    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About ZYFLO

    ZYFLO is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO, which contains the active ingredient zileuton, blocks the formation of leukotrienes that may contribute to asthma symptoms. Zileuton is an orally active inhibitor of 5-lipoxygenase, the enzyme that catalyzes the formation of leukotrienes from arachidonic acid. The recommended dose is one 600 mg tablet four times a day. ZYFLO is not indicated for use in the reversal of bronchospasm in acute asthma attacks, including status asthmaticus. Therapy with ZYFLO can be continued during acute exacerbations of asthma. ZYFLO should be taken regularly, even during symptom-free periods.
    Zileuton CR is an investigational drug product and is not currently approved for marketing.
    Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal.
    For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to the asthma drug ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. ZYFLO is the only 5-lipoxygenase inhibitor approved for marketing by the U.S. Food and Drug Administration. The Company's commercialization efforts for ZYFLO are carried out by its specialty sales force. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits and market acceptance of ZYFLO; our ability to rely on previous data in seeking marketing approval for zileuton CR; the sufficiency and acceptability of the results of the zileuton CR pharmacokinetic studies for FDA purposes; the timing and success of our regulatory filings, regulatory approvals and product launches, including for zileuton CR; the timing and magnitude of potential cost savings; our ability to raise additional capital through financing or business development activities; the progress and timing of our drug development programs and related trials; the efficacy or safety of our drug candidates; our strategy, future operations, financial position, future revenues, projected costs, including our net cash expenditures for the second quarter 2006 and projected expenses for the full year 2006; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the extent of market acceptance of ZYFLO; our ability to maintain regulatory approval to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the NDA submission for zileuton CR; our heavy dependence on the commercial success of ZYFLO and zileuton CR; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Annual Report on Form 10-K and other filings that we make with the Securities and Exchange Commission
(SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    Financial Tables Follow



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                                   Three Months Ended
                                                         March 31,
 in thousands except share and per share data        2006        2005
----------------------------------------------------------------------
 Revenues:
   Net product sales                               $1,022          $0
   Revenue under collaboration agreements           1,251       1,359
    Total revenues                                  2,273       1,359
 Costs and expenses:
   Cost of products sold                              504           0
   Research and development                         9,393       6,574
   Sales and marketing                              6,907       1,237
   General and administrative                       2,928       3,022
    Total costs and expenses                       19,732      10,833
 Operating loss                                   (17,459)     (9,474)
 Other income (expense):
   Interest income                                    772         398
   Interest expense                                   (60)        (43)
    Total other income                                712         355
 Net loss                                        ($16,747)    ($9,119)
----------------------------------------------------------------------

 Net loss per share                                ($0.49)     ($0.38)
----------------------------------------------------------------------
 Basic and diluted weighted-average common
   shares outstanding                          34,096,625  23,862,407
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                                                      March  December
                                                        31,       31,
 in thousands                                          2006      2005
----------------------------------------------------------------------
 Assets:
 Current assets:
   Cash and cash equivalents                        $56,819   $57,257
   Accounts receivable                                  489     1,024
   Amount due under collaboration agreements            455       205
   Short-term investments                             7,744    25,554
   Inventory, net                                     1,710     1,869
   Prepaid expenses and other                         1,667     2,179
     Total current assets                            68,884    88,088
 Fixed assets, net                                    3,521     3,563
 Other assets                                           168       168
 Total assets                                       $72,573   $91,819
----------------------------------------------------------------------

 Liabilities and Stockholders' Equity:
 Current liabilities:
   Current portion of long-term debt and capital
    lease obligations                                $1,170    $1,179
   Accounts payable                                   2,713     4,615
   Accrued expenses                                   4,358     4,876
   Revenue deferred under collaboration agreements    4,705     5,706
   Deferred product revenue                           1,429     1,707
     Total current liabilities                       14,375    18,083
 Long-term debt and capital lease obligations, less
  current portion                                     1,205     1,489
 Stockholders' equity:
   Preferred stock, par value $0.001; authorized
    5,000,000 shares; no shares issued and
    outstanding                                           0         0
   Common stock, par value $0.001; authorized
    90,000,000 shares; issued and outstanding
    34,216,181 and 34,126,977 shares at March
    31, 2006 and December 31, 2005,
    respectively                                         34        34
   Additional paid-in capital                       182,344   181,718
   Deferred stock-based compensation                 (2,956)   (3,794)
   Accumulated deficit                             (122,364) (105,617)
   Accumulated other comprehensive loss                 (65)      (94)
     Total stockholders' equity                      56,993    72,247
 Total liabilities and stockholders' equity         $72,573   $91,819
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                    Three Months Ended
                                                           March 31,
 in thousands                                           2006     2005
----------------------------------------------------------------------
 Cash flows from operating activities:
  Net loss                                          ($16,747) ($9,119)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization expense                 248      160
   Amortization of premiums on short-term
    investments and other                                 30      285
   Reserve for inventory                                 144        0
   Stock-based compensation expense                    1,423      318
   Changes in assets and liabilities:
    Accounts receivable                                  535        0
    Amount due under collaboration agreements           (250)    (348)
    Inventory                                             15        0
    Prepaid expenses and other                           512      458
    Accounts payable                                  (1,902)  (1,285)
    Accrued expenses                                    (518)     170
    Revenue deferred under collaboration agreements   (1,001)    (745)
    Deferred product revenue                            (278)       0
     Net cash used in operating activities           (17,789) (10,106)
 Cash flows from investing activities:
  Purchases of fixed assets                             (206)    (527)
  Proceeds from sales and maturities of short-term
   investments                                        20,126   19,525
  Purchases of short-term investments                 (2,317)  (9,899)
     Net cash provided by investing activities        17,603    9,099
 Cash flows from financing activities:
  Proceeds from exercise of stock options                 41       20
  Repayments of long-term debt and capital lease
   obligations                                          (293)    (295)
     Net cash used in financing activities              (252)    (275)
 Net decrease in cash and cash equivalents              (438)  (1,282)
 Cash and cash equivalents at beginning of period     57,257   11,980
 Cash and cash equivalents at end of period          $56,819  $10,698
----------------------------------------------------------------------

    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             llennox@crtx.com